AMENDMENT AGREEMENT

THIS AMENDING AGREEMENT made effective as of the 16th day of April, 2018.

BETWEEN:

RISE GOLD CORP., a Nevada company, having its principal business office at Suite 488, 1090 West Georgia Street, Vancouver, British Columbia, V6E 3V7

(the “Company”)

AND:

BENJAMIN W. MOSSMAN, of 702-1308 Hornby St, Vancouver, British Columbia V6Z 0C5

(the “Executive”)

WHEREAS the Company and the Executive wish to revise the terms of the employment agreement entered into on April 19, 2017 regarding the employment of the Executive (the “Original Employment Agreement”):

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained, the parties hereto do covenant and agree as follows:

1.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                Section 5.2 of the Original Employment Agreement be deleted in its entirety and replaced with the following:

“5.2

Payments in the Event of Termination Without Just Cause

If the employment of the Executive is terminated by the Company other than for Just Cause (and not by reason of Change of Control, Disability or death), then the Company will:

(a)

pay to the Executive an amount equal to three (3) months of the Executive’s then applicable Annual Salary;

(b)

continue the Executive’s participation in the incentive plans and benefits provided to the Executive immediately preceding the date of the termination (excluding any short or long term disability plan) until the earliest of (a) the date which is 18 months from the date of termination; and (b) the date of death of the Executive; and

(c)

maintain in effect the Executive’s right to purchase shares of the Company in accordance with sections 4.3 (a) and (b) of this Agreement until the earliest of (a) the date which is 18 months from the date of termination; and (b) the date of death of the Executive.

In the event that the Executive is relocated or reassigned to a work location in a different city (i.e. other than required travel on Company business to an extent substantially consistent with the Executive’s obligations) and the Executive does not elect to accept such relocation or reassignment, this will be considered a termination without Just Cause and subject to the terms of section 5.2 but any entitlement which the Executive may have will be subject in all respects to the duty to mitigate and the ordinary principles of mitigation.

Upon satisfying its obligations under section 5.2 of this Agreement, the Company will have no further obligations to the Executive whatsoever, except as required by the Employment Standards Act (British Columbia).”

1.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                Except as expressly amended herein, the Consulting Agreement is hereby ratified, approved and confirmed to be in full force and effect.

2.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                This Agreement may be executed in several parts in the same form and such parts as so executed shall together form one original agreement and such parts if more than one shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto as of the date first above written.

RISE GOLD CORP.

Per:

/s/ Cale Thomas

Authorized Signatory

Signed, Sealed and Delivered by Benjamin W. Mossman in the presence of:

/s/ Tessa Brinkman

Witness (Signature)

Tessa Brinkman

Name

702 – 1308 Hornby Street

Address

Vancouver, BC V6Z 0C5

Engineer

Occupation

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Benjamin Mossman Benjamin W. Mossman Executive

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